Exhibit 99.1

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE
February 20, 2002

    Emergisoft Announces Additional Equity Investment by Current Shareholder

Arlington, Texas - (February 20, 2002)

     Emergisoft Holding, Inc. (OTC:ESHI) announced today that Berlwood Five, Ltd., a current shareholder of Emergisoft, made an additional $2,000,000 equity investment in the company on February 15, 2002. Berlwood received 75,000,000 newly issued shares of Emergisoft's common stock in the transaction. Emergisoft has the right, but not the obligation, to repurchase all or any portion of the 75,000,000 shares at any time prior to February 15, 2003. The repurchase price will be $.06 per share if the shares are repurchased prior to October 24, 2002 and $.12 if the shares are repurchased on or after October 24, 2002.

     The share issuance to Berlwood increases the total number of the company's issued and outstanding shares of common stock from 124,097,069 to 199,097,069 and increases Berlwood's percentage ownership interest in Emergisoft's outstanding shares of capital stock from 73.14% to 83.26%.

     Dan Witte, Chief Executive Officer and President of Emergisoft said: "The funding from Berlwood has come at a critical time as we continue to build market credibility and roll-out our new products. In today's current financial market, Berlwood's continuing commitment to Emergisoft is essential."

About Emergisoft Corporation

     Arlington, Texas-based Emergisoft Corporation (OTC:ESHI) is a leader in the design and implementation of clinical patient management systems for hospital Emergency Department automation across the United States. Their newest release, CareLyncEDTM, was designed to eliminate the time consuming collection of repetitive clinical data. The one-of-a-kind, professional grade, open system software, uses cutting edge technology and graphics to streamline patient documentation, protect against errors and litigation, fulfill government compliance, optimize revenue recovery and control physician and nurse cost and charges. For additional information about Emergisoft and CareLyncEDTM, please visit Emergisoft on the Internet at www.emergisoft.com.

********************Contact: Vicki Judd                      Tom Puckett
                             Emergisoft Holding, Inc.   or   KWGC, Inc.
                             817/633-6665                    214-987-4377
                             vjudd@emergisoft.com            om@kwgc.com


     The statements in this press release regarding projections of revenues or income or similar items, such as statements pertaining to future revenues, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks relating to technological change and new product development, quality assurance and product acceptance concerns, competition for customers, government regulation and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.